Exhibit10.5

RETENTION BONUS AGREEMENT

THIS RETENTION BONUS AGREEMENT (the “Agreement”), is made on this 17th day of May, 2010, by and between NOBEL LEARNING COMMUNITIES, INC. (“Nobel Learning”) and G. LEE BOHS (the “Employee”).

WHEREAS, the Employee serves as an executive of Nobel Learning; and

WHEREAS, Nobel Learning wishes to continue to employ the Employee; and

WHEREAS, Nobel Learning wishes to reward the Employee for his past and future service.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

1. Definitions. As used herein:

1.1. “Board” shall mean the Board of Directors of Nobel Learning.

1.2. “Cause” means:

1.2.1. Employee’s habitual intoxication or drug addiction;

1.2.2. Employee’s violation of Company’s written policies, procedures or codes including, without limitation, those with respect to harassment (sexual or otherwise) and ethics;

1.2.3. refusal or failure by Employee to perform such duties as may reasonably be delegated or assigned to him, consistent with his position, by the Board;

1.2.4. willful refusal or willful failure by Employee to comply with any requirement of the Securities and Exchange Commission or any securities exchange or self-regulatory organization then applicable to Nobel Learning;

1.2.5. willful or wanton misconduct by Employee in connection with the performance of his duties including, without limitation, breach of fiduciary duties;

1.2.6. the breach by Employee (whether due to inattention, neglect, or knowing conduct) of any of the provisions of this Agreement, any Severance Agreement (as defined below) or any other agreement by and between the Employee and Nobel Learning;

1.2.7. Employee is convicted of, pleads guilty, no contest or nolo contendere to, or admits or confesses to any felony, or any act of fraud, misappropriation, embezzlement or any misdemeanor involving moral turpitude;

1.2.8. Employee’s dishonesty detrimental to the best interest of Nobel Learning or any of its affiliates; or

1.2.9. Employee’s involvement in any matter which, in the opinion of the Board, is reasonably likely to cause material prejudice or embarrassment to the business of Nobel Learning or any of its affiliates;

provided, that, in the case of Sections 1.2.3, 1.2.5, or 1.2.6, there shall not be Cause unless Nobel Learning has first given Employee written notice specifying in reasonable detail the circumstances which Nobel Learning believes gives rise to Cause for termination and Employee has failed to remedy the same to the reasonable satisfaction of the Board within fifteen (15) days after the date of such notice, or unless the condition or event is not subject to cure, or a substantially similar condition or event has been the subject of a prior notice by Nobel Learning within the twelve (12) months preceding such notice.

1.3. “Change in Control” shall be deemed to have taken place if (i) any “person” becomes the “beneficial owner” (as such terms are defined in the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder) of shares of Nobel Learning having 50% or more of the total number of votes that may be cast for the election of Nobel Learning’s directors; or (ii) there occurs a cash or tender offer for Nobel Learning’s shares, a merger, or other business combination, or a sale of assets or any combination of the foregoing transactions, and as a result of or in connection with any such event persons who were directors of Nobel Learning before the event shall cease to constitute a majority of the Board or of the board of directors of any successor to Nobel Learning.

1.4. “Code” means Internal Revenue Code of 1986, as amended.

1.5. “Excess Parachute Payment” has the same meaning as used in Section 280G(b)(1) of the Code.

1.6. “Good Reason” means:

1.6.1. a material reduction in Employee’s base rate of pay; or

1.6.2. a change in Employee’s principal work location to a location that is more than fifty (50) highway miles from Employee’s principal work location immediately before the change and the change increases Employee’s commuting distance in highway mileage.

If Employee determines that Good Reason exists to terminate his employment with Nobel Learning, Employee must notify Nobel Learning in writing of the specific event, within sixty (60) days of the occurrence of the event, and the notice shall also include the date on which Employee will terminate employment with Nobel Learning, which date shall be no earlier than fifteen (15) days after the date of the notice. Within seven (7) days of Nobel Learning’s receipt of the written notice, Nobel Learning shall notify Employee that it agrees or disagrees with Employee’s determination that the event specified in the notice constitutes Good Reason. If Nobel Learning notifies Employee that it agrees with Employee’s determination that the event specified in the notice constitutes Good Reason, Employee will terminate employment with Nobel Learning as specified in the notice or as otherwise agreed. If Nobel Learning notifies Employee that it disagrees with Employee’s determination that the event specified in the notice constitutes Good Reason, Employee may terminate his employment on the date specified in the notice (or such later date as Employee and Nobel Learning may mutually agree in writing) or may elect to continue his employment by so notifying Nobel Learning in writing.

1.7. Separation From Service. Whether a “separation from service” has occurred for purposes of this Agreement will be determined in accordance with Treas. Reg. § 1.409A-1(h)(1) (or any successor provision).

1.8. “Severance Agreement” means an agreement providing for the payment by Nobel Learning of separation benefits to the Employee upon a qualifying termination of his employment, if any.

2. Award of Retention Bonus. Nobel Learning hereby awards the Employee a retention bonus equal to an aggregate amount of $245,000 (the “Retention Bonus”), subject at all times to the terms and conditions of this Agreement.

3. Vesting of Retention Bonus. The Retention Bonus (or any portion thereof) will only be payable if it becomes vested in accordance with this Section 3.

3.1. Vesting of Retention Bonus. The Retention Bonus shall become vested in accordance with the following schedule (each of the following dates referred to herein as a “Vesting Date”):

3.1.1. 25% of the Retention Bonus shall become vested on May 12, 2011 if the Employee remains continuously employed by Nobel Learning through such date;

3.1.2. 35% of the Retention Bonus shall become vested on November 12, 2011 if the Employee remains continuously employed by Nobel Learning through such date; and

3.1.3. 40% of the Retention Bonus shall become vested on May 12, 2012 if the Employee remains continuously employed by Nobel Learning through such date.

3.2. Payment of Retention Bonus. Any portion of the Retention Bonus which becomes payable in accordance with this Section 3.1 shall be paid to the Employee in a lump sum not later than 30 days following the applicable Vesting Date. The payments under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code.

3.3. Termination by Company without Cause or Resignation by Executive for Good Reason upon or following a Change in Control. If following the consummation of a Change in Control the Employee either separates from service with Nobel Learning due to a termination by Nobel Learning without Cause or a resignation by the Employee for Good Reason, any unvested and unpaid portion of the Retention Bonus as of the date of such separation from service shall immediately and automatically become vested and payable to the Employee. The cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code.

3.3.1. Release; Payment Date. Notwithstanding any provision of this Agreement, any portion of the Retention Bonus which becomes payable under this Section 3.3 is conditioned on the Employee’s execution, delivery and non-revocation of a general release of claims against Nobel Learning and its affiliates in a form reasonably prescribed by Nobel Learning (the “Release”). Any payments due under this Section 3.3 will be paid to the Employee in a lump sum on the 60th day following his separation from service, provided that the Release is then irrevocable.

3.3.2. Required Delay in Payment. If any Retention Bonus payments owed to the Employee pursuant to Section 3.2 are subject to the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) at the time of his separation from service under this Section 3.2, then notwithstanding Section 3.2.1 or any other provision of this Agreement, those payments that are otherwise due within six (6) months following the Employee’s separation from service will be deferred (without interest) and paid to the Employee in a lump sum immediately following that six-month period.

3.3.3. Compliance with Section 280G. If the value of any compensation provided pursuant to this Agreement or otherwise (including without limitation pursuant to any Severance Agreement) is counted as a “parachute payment” within the meaning of Code Section 280G(b)(2), and the value of all such parachute payments and benefits would exceed 299% of the “base amount” applicable to the Employee under Code Section 280G, then the aggregate amount of all payments and benefits to which Employee is entitled under this Agreement and all other agreements, plans and arrangements shall be reduced to the minimum extent necessary so that the aggregate present value of such payments equals no more than 299% of Employee’s “base amount.” If a reduction to the payments and benefits to which Employee is entitled under this Agreement and all other agreements, plans and arrangements is required pursuant to this Section 3.3.3, such reduction shall occur to the payments, vesting or other benefits in the order that results in the greatest economic present value of all payments and benefits actually made to Employee. The determination of the amount of the payments and benefits paid and payable to the Employee and whether and to what extent reduction or the elimination of any amounts payable are required to be made will be made at Nobel Learning’s expense by a qualified independent professional selected by the Company. In the event of any underpayment or overpayment to the Employee, the amount of such underpayment or overpayment will be, as promptly as practicable, paid by the Company to the Employee or refunded by the Employee to the Company, as the case may be.

3.4. Other Termination. If the Employee separates from service with Nobel Learning for any reason (other than as described in Section 3.3 above), any portion of the Retention Bonus which remains unvested as of the date of such separation from service shall not be paid and shall immediately and automatically, without any action on the part of Nobel Learning, be cancelled.

4. Acknowledgements. The Employee affirms his obligations under any agreement between the Employee and Nobel Learning, or any policy of Nobel Learning applicable to the Employee, relating to restrictive covenants, including, without limitation, any Severance Agreement or any other agreement or policy that includes confidentiality, non-competition or non-solicitation covenants. The Employee agrees and acknowledges that such covenants are reasonable and necessary to protect the legitimate interests of Nobel Learning and that the duration and geographic scope of such provisions are reasonable given the nature of the position the Employee holds within Nobel Learning.

5. Miscellaneous.

5.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws.

5.2. Assignment. The rights of the Employee hereunder are personal to the Employee and may not be assigned, pledged or otherwise transferred by him.

5.3. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

5.4. Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to Nobel Learning, to:

Nobel Learning Communities, Inc.

1615 West Chester Pike, Suite 200

West Chester, PA 19382-6223

Attention: Chief Executive Officer

If to the Employee, to: the address contained in Nobel Learning’s personnel files or, in either case, to such other address as may be specified by notice given in the manner described above.

5.5. Entire Agreement. This instrument contains the entire agreement of the parties relating to the Employee’s eligibility to receive a retention bonus, and there are no agreements, representations or warranties not herein set forth. This Agreement supplements any Severance Agreement (in particular, with respect to Section 3.3.3 hereof) and supersedes any prior written or oral representation, agreement or understanding relating to the Employee’s eligibility to receive a retention bonus.

5.6. Withholding. Nobel Learning is hereby authorized to withhold from any cash or property otherwise payable to the Employee all taxes or other amounts required to be withheld pursuant to any applicable law.

5.7. Headings Descriptive. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

5.8. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, Nobel Learning has caused this Agreement to be executed by its duly authorized officer, and the Employee has executed this Agreement, in each case on the date first above written.

NOBEL LEARNING COMMUNITIES, INC.

/s/ George Bernstein
By: George Bernstein
Title: President and Chief Executive Officer

EMPLOYEE

/s/ G. Lee Bohs
Name: G. Lee Bohs